EXHIBIT 8.1 TO S-3/A

OPINION OF THOMPSON HINE LLP WITH RESPECT TO FEDERAL TAX MATTERS

Education Funding Capital I, LLC

Six East Fourth Street

Suite 310-A

Cincinnati, Ohio 45202

Re:	Education Funding Capital I, LLC Registration Statement

on Form S-3 (No. 333-111959)

Ladies and Gentlemen:

We have acted as special tax counsel for Education Funding Capital I, LLC, in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company as registrant with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Notes”) to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a “Prospectus Supplement”) to the Prospectus (the “Prospectus”) included in the Registration Statement.

We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and in order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Amended and Restated Trust Agreement, (ii) the Indenture, (iii) Master Servicing Agreement, (iv) Depositor Transfer and Sale Agreement, (v) the Administration Agreement, and (vi) the Notes filed as exhibits to the Registration Statement (collectively the “Operative Documents”) and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning Federal income tax matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service (the “IRS”) including those contained in published Revenue Rulings and Revenue Procedures. This opinion is subject to the explanations and qualifications set forth under the caption “Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplements which constitute a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, we are acting as federal tax counsel with respect to an issuance of Notes and the statements set forth in the Prospectus and in the forms of Prospectus Supplement (to the extent they relate to federal income tax consequences) forming part of the Registration Statement under the caption “Federal Income Tax Consequences” (as modified by the statements, if any, set forth under those same headings in the related Prospectus Supplement) accurately reflect our opinion. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges, alterations, or changes may be applied retroactively with respect to completed transactions.

We note that the Prospectus does not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP